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                       [LETTERHEAD OF LATHAM & WATKINS]

                                 June 28, 1996

StreamLogic Corporation
21329 Nordhoff Street
Chatsworth, California 91311

    Re:  StreamLogic Corporation Common Stock
         par value $1.00 per share
         ------------------------------------

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 750,000 shares of Common Stock, par value $1.00 per share (the "Shares"), to be sold by StreamLogic Corporation (the "Company") under The Stock Option Plan for Executive and Key Employees of StreamLogic Corporation (the "Employee Plan"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the Employee Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,


                                                 /s/ LATHAM & WATKINS

                                  Exhibit 5.1

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